Exhibit 10.14

ADDENDUM TO
THIRD AMENDED AND RESTATED MANAGING BROKER-DEALER AGREEMENT
DATED FEBRUARY 28, 2013

RECITALS

WHEREAS, on or around February 28, 2013, GWG Holdings, Inc., (hereinafter "GWG") and Arque Capital, Ltd., (hereinafter "Arque") entered into the Third Amended and Restated Managing Broker-Dealer Agreement (hereinafter "Agreement"); and

WHEREAS, in that agreement GWG and Arque contemplated that the parties would later enter into a key accounts/national accounts and wholesale agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.            Except as set forth in this Addendum: (i) all terms and conditions of the Agreement remain in full force and effect, including but not limited to the representations, warranties and covenants and indemnity and contribution provisions set forth in the Agreement and (ii) in the event of any conflict inconsistency or disagreement between the terms of the Agreement and this Addendum, the terms of this Addendum shall control and (iii) all capitalized terms not otherwise expressly defined in this Addendum shall have the same meanings ascribed to such capitalized terms in the Agreement.

2.             Definitions.

(a)
Key Accounts/National Accounts. National Accounts shall mean those broker-dealers and/or registered investment advisers that Arque is authorized to cover and attempt to bring directly into the selling group for the $250MM GWG Renewable Secured Debentures ("RSD") offering;

(b)
Arque Wholesale Members. Arque Wholesale Members shall mean those Broker Dealers and Registered Investment Advisors introduced into the GWG RSD selling group by Arque and accepted by GWG, as well as their affiliated registered representatives ("RRs") and investment advisor representatives ("IARs"), who are serviced by external and internal wholesalers employed by and are under the direct supervision of Arque's Institutional Services Division.

(c)	GWG Wholesale. GWG's external and internal wholesale team members who are employees of or independent contractors associated with GWG.

3.           Pursuant to Section 7.6 of the Agreement, GWG and Arque agree as follows:

(a)
As long as the Agreement or amendment thereto is in place, for all new National Accountrelationships introduced by Arque and accepted by GWG, Arque's Managing Broker Dealer Fee shall be equal to One Hundred Basis Points (100 bps) of, all GWG RSD sales generated from such National Accounts who become Arque Wholesale Members. Such Managing Broker Dealer Fees shall be payable as stipulated in the Agreement. In addition, beginning March 1, 2013, the parties agree that Arque shall receive a Managing Broker Dealer Fee of One Hundred Basis Points (100 bps) of any GWG RSD sales generated from Arque's retail division. At GWG's option, GWG's external and internal wholesale team will continue to cover Arque's retail RRs/IARs, although Arque's external and internal wholesale team is ready and willing to cover and support Arque's retail RRs/IARs if GWG should desire. All other compensation relating to Arque's Managing Broker Dealer Fee shall be paid in accordance with Section 7 of the Agreement.

(b)
Further, pursuant to the terms and conditions of this Addendum, Arque shall have authorityand responsibility to wholesale to ONLY Arque Wholesale Members. For the purposes of this Addendum, "wholesale" as used in the sentence above shall mean the acts of (1) educating RRs and IARs on the RSD, the life settlement asset class, and GWG's business model, (2) supporting RR and IAR sales activities to their clients, (3) maintaining relationships with and supporting Arque Wholesale Member owners and due diligence officers, (4) supporting Arque Wholesale Member compliance events, and (5) providing any other reasonable support as related to GWG's RSD product as requested by Arque Wholesale Members. For RSD sales generated from Arque Wholesale Members, Arque shall be paid a wholesale commission (hereinafter "Wholesale Commission") equal to Fifty Basis Points (50 bps).

(c)
Prior to making any key accounts/national accounts sales calls, Arque shall clear available broker dealers/RIAs by requesting prior written approval from GWG. Once prior written approval is granted, such National Account shall be covered under this Addendum. Pursuant to the terms of this clause, Arque would like written approval to approach the following initial list of broker dealers/RIAs:

(a)	Wedbush Securities

(b)	Crowell, Weedon & Co.

(c)	Omega One (conglomerate of RIAs in control of/with access to about $2 billion in assets.)

(d)	Lucia Securities

(d)
Unless otherwise agreed to by GWG, any right to pursue broker-dealers or RIAs identified tobe covered by Arque under this Addendum shall be lost in the event Arque is unable to get a selling agreement signed by such broker dealer or RIA within nine months of last written acceptance by GWG.

(e)	GWG Wholesale shall be the "official" external face and product experts for Arque Wholesale Members who are serviced by Arque's wholesale team.

(f)	GWG Wholesale's internal wholesalers would be the coordination and support mechanism for all Arque Wholesale Members' needs.

(g)
In exchange for being the product expert and support mechanism for Arque Wholesale Members, GWG's external and internal wholesale team shall be paid by Arque a total fee equal to Fifteen Basis Points (15 bps) of the Wholesale Commission. The allocation as to how much to pay GWG's external and internal wholesale team shall be determined exclusively by GWG.

(h)	GWG will reimburse Arque for reasonable Travel & Entertainment expenses incurred by its external wholesalers to service Arque Wholesale Members as indicated in 3(b) above.

(i)
This Addendum shall have a one (1) year term, renewable by mutual consent of the parties. In the event this Addendum is terminated, Arque Wholesale shall continue to receive its Wholesale Commissions for a period of one (1) year following the termination of this Addendum.

(j)
Excepting Matthew Paine and Jason Plucinak who shall each receive 100% courtesy net payout payout on any GWG RSD wholesale commissions received and paid out through Argue, all other GWG personnel associated with Argue shall be accorded a 90% net payout rate on any GWG RSD wholesale commissions received and paid out through Argue. All GWG personnel, including Matthew Paine and Jason Plucinak, shall receive standard Argue grid net payout against non-wholesale commission generated from the sale of any other securities that they sell through Argue, including but not limited to the sales of GWG's RSD to retail and other clients.

(k)
For all GWG personnel associated with Argue, GWG shall pay any and all of the following: (1) E&O annual insurance premiums (whether charged monthly, quarterly, or annually), (2) fidelity bond premium (3) Email compliance service fees, (3) State and other regulatory registrations fees, (4) FINRA and SIPC fees, including but not limited to one-time FINRA beginning sign on fees, FINRA/SIPC monthly assessment (.5% of all gross production) (5) "Artisan" commission calculation fees, and (6) all other fees and expenses directly related to the GWG wholesale responsibilities, including but not limited to legal and audit costs if any. As information, these are fees charged to all registered reps and IARs at Argue. Argue shall cover all costs mentioned here for its own external and internal wholesalers, who are part of Arque's Institutional Services Division.

If the foregoing correctly sets forth the understanding between GWG and Argue, please so indicate in the space provided below for that purpose, and return one of the signed copies of this letter agreement to GWG in the envelope provided for this purpose, whereupon this letter agreement shall constitute a binding agreement between us.

Very truly yours,

GWG HOLDINGS, INC.
a Delaware corporation

	By:	/s/ John R. Sabes
John R. Sabes CFO

AGREED AND ACCEPTED:

ARQUE CAPITAL, LTD. a California Corporation

By:
Michael C. Ning, President & CEO